Exhibit 10.3

CLECO CORPORATE HOLDINGS LLC
RETENTION BONUS AGREEMENT
THIS RETENTION BONUS AGREEMENT (the “Agreement”) entered into as of December 21, 2017, by and between Cleco Corporate Holdings LLC and Cleco Group LLC and Cleco Power LLC (collectively, the “Company”) and Terry Taylor (“Executive”).
The Board of Directors of the Company has determined that it is appropriate to award a retention bonus to Executive whose continued service is particularly important to the welfare of the Company and whose service through the Retention Date (as defined below) is important to allow the Company to smoothly transition to a new Chief Financial Officer (“CFO”) to succeed Executive (the “CFO Transition”).
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
Retention Bonus
1.Eligibility for Retention Bonus. Subject to the terms of this Agreement, Executive shall receive a retention bonus (the “Retention Bonus”) if Executive remains a full-time employee of the Company in good standing through December 31, 2018 (the “Retention Date”). The term “Company” shall include any subsidiary of the Company that employs Executive. To remain an employee in good standing, Executive must complete any responsibilities reasonably assigned by the Chief Executive Officer and the successor CFO and assist in the following: (i) the CFO transition, (ii) strategic initiative rollouts, (iii) the Company’s 2020 rate case, (iv) regulatory and Federal and state securities’ requirements, (v) mentorship of high potential employees, and (vi) other Company strategic and financial administrative matters.

(a)Amount of Retention Bonus. The Retention Bonus shall be $250,000. The Retention Bonus will be paid in a lump sum cash payment on the Retention Date.

Long-Term Incentive Plan Award
2.Subject to the terms of this Agreement and the 2017 Long-Term Incentive Compensation Plan (the “Plan”), Executive shall be eligible to receive Executive’s outstanding long-term incentive plan awards under the Plan (the “LTIP Award,” together with the Retention Bonus, the “Retention Payments”) as follows: If Executive remains a full-time employee in good standing through the Retention Date, for purposes of the LTIP, Executive shall be treated as continuing to be employed through the end of the 2017-2019 and 2018-2020 Plan performance cycles (the “Performance Periods”), and, therefore, Executive shall be paid Executive’s full, rather than pro rata, outstanding awards under the Plan in an amount based on the actual performance of the Company through the end of the Performance Periods. For the avoidance of doubt, assuming Executive remains a full-time employee in good standing through the Retention Date and assuming target performance by the Company, Executive shall earn and be paid an additional $275,000 over that otherwise due under the standard terms of the Plan, so that Retention Payments in total would equal $525,000. Payment of the LTIP Award, if any, will be made at the time such payments are made to other employees participating in the Plan.

Termination of Employment
3.If Executive is terminated by the Company for Cause (as defined in the Plan) or if Executive voluntarily resigns before the Retention Date, then Executive shall not receive any Retention Payments.

4.If Executive is terminated by the Company without Cause or Executive’s employment terminates due to Executive’s death or Disability (as defined in the Plan), the Company shall pay Executive (or Executive’s estate) the full amount of the Retention Payments. The Company shall pay the Retention Bonus following Executive’s termination of employment in a lump sum cash payment as soon as administratively practical following Executive’s termination date and shall pay the LTIP Award payments at the time such payments are made to other employees participating in the Plan.

5.Release. Any payment of the Retention Payments after Executive’s termination of employment shall be conditioned on Executive’s executing and not revoking a written release upon such termination, substantially in the form attached hereto as Exhibit A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive is due a benefit).

6.No effect on Retirement Benefits or Entitlements. None of the Retention Payments shall affect, or be taken into account for, Executive’s benefits or entitlements under any plans or programs of the Company under which Executive is due a benefit, including, but not limited to, the Company’s Supplemental Executive Retirement Plan or the Company’s Pension Plan.

Restrictive Covenants
7.In exchange for the Retention Payments to be paid to Executive under Sections 1 and 2, if any:

(a)Confidential Information. Executive recognizes and acknowledges that she has and will continue to possess confidential, proprietary, non-public information concerning the Company, whether or not deemed a “trade secret” under applicable law, which may include, without limitation: (a) books and records relating to operations, finance, accounting, personnel and management; (b) cost, price, rate and volume data, future price, rate and trading plans, and test data; (c) product and plant design and development; (d) records, computer software, customer lists, information obtained on competitors, and sales tactics; (e) business plans, financial projections and supporting assumptions and action plans; and (f) various other non-public trade or business information, including strategic business opportunities, marketing, business diversification and expansion plans, acquisitions, dispositions, methods and processes, financial data and the like (collectively, the “Confidential Information”). Executive agrees that she will not, at any time, make any independent use or disclosure of the Confidential Information, provided that nothing contained herein shall prohibit the use and disclosure of Confidential Information: (x) with the prior written consent of the Company; (y) to the extent required by law or by legal process, provided that Executive shall furnish to the Company not less than five business days prior to such disclosure, or such shorter period as may be necessitated by facts and circumstances, written notice of such law or process, including a copy of all relevant documents, and shall cooperate with the Company to object to such disclosure or to place such disclosure under seal; or (z) if and to the extent such information shall have become public information, other than on account of Executive’s breach of this covenant.

(b)Non-Solicitation of Employees. Executive agrees that during the Restricted Period (as defined below), she shall not, directly or indirectly, whether for her own benefit or on behalf of another, or to the Company’s detriment, hire or offer to hire, or cause any person to hire or offer to hire, any officer, employee, manager, or director of the Company, or persuade, or attempt to persuade, any such officer, employee, manager or director to discontinue any relationship with the Company; provided that general advertisements and/or contacts by third-party recruiters that are not initiated, directly or indirectly, by Executive shall not be deemed a breach hereof. Parties and individuals who ceased employment with the Company within the six-month period preceding the occurrence of a solicitation prohibited hereunder shall be included.

(c)Business Reputation. Executive agrees that she shall refrain from performing any act, engaging in any conduct or course of conduct or making or publishing an adverse, untrue or misleading statement which has, or may reasonably have, the effect of demeaning the name or business reputation of the Company or which adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of the Company, except to the extent such statement or conduct may be required by law or legal process.

(d)Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, for Executive’s own benefit, on behalf of another, or to the detriment of the Company, solicit for any business purpose, divert, or attempt to solicit for any business purpose or attempt to divert, any customer of the Company; provided that this restriction on solicitation shall apply only to any customer located or doing business in the Restricted Area or who is otherwise named by the Company on an exhibit hereto.

(e)Non-Competition. Executive agrees that during the Restricted Period, Executive shall not carry on or engage in, whether directly or indirectly, and whether as a director, officer, employee, partner, contractor, consultant, agent or other advisor, a business that competes with the Company’s Business (as defined below); provided that nothing contained herein shall prevent Executive from acquiring or holding less than 2% of the equity securities of a publicly-traded company that is engaged in the

Company’s Business. The foregoing covenant shall apply only to activities carried on in or related to the Restricted Area.

(f)Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company that the Executive has engaged in such communications with the Regulators. If the Executive is required by law to disclose Proprietary Information, other than to Regulators as described above, the Executive shall give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the extent possible. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(g)Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.

(h)Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

Definitions
8.The term “Company’s Business” shall mean the regulated electric utility business conducted within the State of Louisiana and the State of Mississippi and the ownership and operation of merchant power facilities.

9.The term “Restricted Area” shall mean the State of Louisiana, Parishes of Acadia, Allen, Avoyelles, Beauregard, Calcasieu, Catahoula, DeSoto, Evangeline, Grant, Iberia, Jefferson Davis, Lafayette, Natchitoches, Rapides, Red River, Sabine, St. Landry, St. Martin, St. Mary, St. Tammany, Vernon, and Washington, and the State of Mississippi, Counties of Coahoma and Yazoo.

10.The term “Restricted Period” shall mean twenty-four months following Executive’s cessation of employment with the Company.

Tax Withholding
11.All payments under this Agreement will be made subject to applicable federal, state and local tax withholding.

Clawback
12.Executive will be required to repay or return to Company the full amount of any Retention Payments received by Executive if, within the Restricted Period: (1) Executive breaches any provision of the Restrictive Covenants as described in Section 7 of this Agreement, or (2) the Company determines, in its sole discretion, that Executive should have been terminated for Cause. The full amount of the Retention Payments shall also be subject to any additional clawback policies now in effect or adopted by the Board from time to time thereafter for executives generally.

No Employment or Altered Compensation Rights
13.This Agreement will not give Executive any right to continued employment with the Company nor affect Executive’s rights to her regular compensation, including short or long term incentive compensation, and benefits which will continue to be subject to the applicable plans in which executive participates. Further, Executive acknowledges and agrees that the amount of the Retention Payments shall not be taken into account in determining Executive’s retirement benefits under the Company’s plans in which Executive participates.

Creditors; Successors
14.None of the rights or benefits under this Agreement shall be subject to the claims of any of Executive’s creditors, and Executive shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Executive will in all respects be an unsecured creditor of the Company. This Agreement will be binding on Executive’s heirs, executors and administrators, and on the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

Compliance With Law
15.This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code or an exemption (specifically, the short term deferral exemption of section 409A), and shall in all respects be administered in accordance with section 409A. Distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A or an exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later year.

Termination and Amendment
16.Subject to the provisions in Sections 7 and 12, this Agreement shall terminate immediately after the Retention Payments are paid or after the Company determines that no Retention Payments will be paid pursuant to Sections 3 and 5. This Agreement may be amended only by written agreement between the parties.

Governing Law
17.This Agreement shall be governed by and interpreted under the laws of Louisiana without giving effect to any conflict of laws provisions.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

CLECO CORPORATE HOLDINGS LLC

By:	/s/ Anthony Bunting
Name:	Anthony Bunting
Title:	Chief Administrative Officer

/s/ Terry L. Taylor
Executive

Exhibit A

CLECO CORPORATE HOLDINGS LLC
BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT

Name of Executive:	Terry L. Taylor

Date of Delivery:	________, 2018

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT (the “Waiver”) is made and delivered by the executive named above (“Executive”) in consideration and as a condition of the receipt of payments set forth under the Retention Bonus Agreement and to which this Waiver is attached, the adequacy of which consideration is hereby expressly acknowledged by Executive.

1.    WAIVER AND RELEASE:

1.1    Claims Released. Executive, on her own behalf and on behalf of Executive’s heirs, successors and assigns, hereby releases and discharges the Company (as defined in the Retention Bonus Agreement) and its Affiliates (as defined in the Severance Plan), and their respective past, present, or future parents, subsidiaries and affiliates, equity owners, both direct and indirect, and their affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, partners, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and their fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Protected Parties”) from any and all claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual or based in common or statutory law, including federal, state, and local laws, whether known or unknown, which Executive had, may now have, or hereafter may have, against the Protected Parties based upon facts occurring up to and including the date of the execution of this Waiver, other than the claims retained as provided in Section 1.2 hereof. Without limiting the generality of the foregoing, Executive hereby specifically releases and discharges the Protected Parties from:

a.     Any and all claims relating to Executive’s employment by the Company, including the termination thereof, the terms and conditions of such employment, employee benefits and compensation related to such employment, and/or any of the events relating, directly or indirectly, to or surrounding Executive’s termination, including but not limited to claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and

b.     Any and all claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment, and the termination thereof, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, and, to the extent applicable to Executive, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.

c.    To the fullest extent permitted by law, Executive agrees that she will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Protected Parties, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by this Section 1.1. Executive further agrees that she will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Protected Parties, whether the claims are brought on her own behalf or on behalf of any other person or entity.  Nothing in this subsection shall prohibit Executive from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

1.2    Claims Retained. Notwithstanding the generality of the foregoing Section 1.1, Executive does not waive or release any right or claim: (a) arising after the date on which Executive executes this Waiver; (b) ordinary claims for benefits accrued and vested or those benefits due following the date her employment with the Company terminates under any benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or other benefit plan or arrangement sponsored and maintained by the Protected Parties, other than the Severance Plan, or as specifically set forth herein or in the Retention Bonus Agreement; (c) amounts payable to her under the terms of the Retention Bonus Agreement; (d) any claim for compensation due under applicable law that cannot be waived as a matter of public policy; (e) any right to indemnification that Executive may possess as a former director, manager, officer or employee of any of the Protected Parties to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such parties or applicable law; and (f) any other right or benefit required by law to be provided that cannot be waived as a matter of public policy.

1.3    Charges. Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of Section 1.1 of this Waiver, with the Equal Employment Opportunity Commission (“EEOC”) or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that she shall not be entitled to participate in or receive any damages or other type or form of award relating to any event that occurred prior to her execution of this Waiver as a consequence thereof.

2.    GENERAL PROVISIONS:

2.1    Arbitration. In addition to the Company’s equitable remedies provided under the Retention Bonus Agreement, which need not be resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Waiver or Retention Bonus Agreement, or in the event of any claim for breach or violation of any provision of this Waiver or Retention Bonus Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) governing employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of Executive and the Companies (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon Executive and the Companies. Except as provided in Section 2.9 hereof, each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, and the costs and expenses of the arbitrator will be divided evenly between such parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision, including a judicial proceeding to enforce this provision, will be in Pineville, Louisiana.

2.2    Entire Agreement. This Waiver and the Retention Bonus Agreement constitute the final and complete understanding and agreement hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among Executive and the Company other than those set forth herein; provided that Executive shall remain bound to any confidentiality provisions contained in any handbook, policy or separate agreement with the Company or its Affiliates, and Executive shall further be bound by the terms of any additional agreement entered into as a condition of payment under the Severance Plan.

2.3    Amendment. This Waiver may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by Executive and the Company.

2.4    Choice of Law. The validity of this Waiver and the Retention Bonus Agreement, the construction of its terms, and the determination of the rights and obligations of Executive hereunder shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

2.5    Notices. All notices and other communications under this Waiver must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent first class mail, postage prepaid, in each case as follows:

If to Executive:        Addressed to Executive
Most Recent Address on File with the Companies

If to the Companies:    Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Attention: General Counsel

or to such other address as Executive or the Company, as the case may be, may designate by notice to the other.

2.6    Successors and Assigns. The Retention Bonus Agreement and Waiver will inure to the benefit of, and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or businesses or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. The Retention Bonus Agreement and Waiver will be binding upon Executive, her heirs, estate, legatees and legal representatives.

2.7    Waiver. The failure of the Company to insist in any one or more instances upon performance of any terms or conditions of this Waiver will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

2.8    Restrictive Covenants. Executive acknowledges and agrees that nothing in this Waiver affects or alters Executive’s obligations under Section 7 of the Retention Bonus Agreement, and Executive acknowledges that the provisions of that Section 7 remain in effect.

2.9    Executive’s Acknowledgements. Executive understands that Section 1 of this Waiver constitutes a general waiver and release in favor of the Company and Protected Parties, as more fully set forth therein. In connection with such waiver and release Executive acknowledges and agrees:

a.    That she has been advised to consult an attorney before signing this Waiver and that Executive has done so or has determined that such consultation is not necessary.

b.    That the Waiver was furnished to her on or before the date specified above (the “Delivery Date”) and that she has had no fewer than 21 calendar days after the Delivery Date to consider whether to sign the Waiver, without alteration, and return it to the Company by first class mail or by hand delivery in accordance with Section 2.5 hereof, and that if she executes and delivers the Waiver before the expiration of the 21-day period, Executive will be deemed to have waived the balance of the period.

c.    That she has been given an opportunity to review the Waiver, including the waiver and release included in Section 1 hereto, that she fully understands its provisions, and that she has voluntarily entered into the Waiver.

e.    That Executive may revoke this Waiver by providing written notice to the Company by hand delivery or by U.S. mail, postage prepaid, in accordance with Section 2.5 hereof, during the seven-day period following its execution; thereafter, the Waiver shall be irrevocable. Executive acknowledges that if she revokes the Waiver, the Company shall have no obligation to provide the consideration described in the Retention Bonus Agreement.

f.    By signing below, Executive represents that she has returned all the Company’s property and data of any type whatsoever that was in her possession or control, whether in hardcopy or electronic form.

g.    That in any proceeding, either at law or in equity, among the parties hereto, Executive shall not raise as a defense (i) that any information relating to the Company’s business is not confidential or entitled to protection as confidential information or a trade secret, (ii) that the period of time or geographical area in which the Executive is prohibited from competition or solicitation is unfair, unnecessary or unreasonable, and (iii) that the Retention Bonus Agreement and/or Waiver is in restraint of trade, (iv) that the existence of any claim or cause of action of the Executive against the Company, whether or not predicated on the terms of the Retention Bonus Agreement and Waiver, shall not constitute a defense to the enforcement of the Executive’s obligations under the Retention Bonus Agreement and Waiver, and (v) that Company may from time to time unilaterally amend the restrictive covenants in Section 9 of the Retention Bonus Agreement to include additional Parishes or Counties into which Company’s Business has expanded.

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT has been executed on this ____ day of ______________________, 2018.

EXECUTIVE:	WITNESS:

Terry Taylor	Signature

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